EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

-----------------------------------------------------------------------------
                                                            Six months ended
                                                                    June 30,
(In millions)                                         2001              2000
-----------------------------------------------------------------------------
Net income                                         $ 870.8           $ 756.8
Income taxes                                         464.5             394.1
                                              -------------     -------------

Income before income taxes                         1,335.3           1,150.9
                                              -------------     -------------

Fixed charges:
     Interest expense (1)                          2,168.7           1,762.9
     Interest portion of rentals (2)                  29.8              26.0
                                              -------------     -------------

Total fixed charges                                2,198.5           1,788.9
                                              -------------     -------------

Total earnings as defined                        $ 3,533.8         $ 2,939.8
                                              =============     =============

Ratio of earnings to fixed charges                    1.61              1.64

Preferred stock dividends (3)                        $ 7.1             $ 7.0

Ratio of earnings to combined fixed charges
     and preferred stock dividends                    1.60              1.64
=============================================================================



(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 34.8 percent for the six months ended June 30, 2001 and 34.2 percent for the same period in 2000.